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                                                                    Exhibit 10.1


                                 HYBRIDON, INC.

                              EMPLOYMENT AGREEMENT

      THIS EMPLOYMENT AGREEMENT ("Agreement") is entered into by and between Sudhir Agrawal ("Executive") and Hybridon, Inc., a Delaware corporation (the "Company"), and is effective as of the 1st day of April, 2002.

      WHEREAS, the Company desires to establish its right to the services of Executive, in the capacity described below, on the terms and conditions hereinafter set forth, and Executive is willing to accept such employment on such terms and conditions;

      NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, Executive and the Company have agreed and do hereby agree as follows:

      1. Definitions. The capitalized terms in this Agreement shall have the meanings set forth in this Agreement or Appendix A attached hereto.

      2. Engagement. The Company hereby agrees to employ Executive as its President and Chief Scientific Officer and the Executive hereby accepts such employment on the terms and conditions hereinafter set forth.

      3. Employment Period. The Executive's employment with the Company shall commence on April 1, 2002 and shall continue through April 1, 2007, unless such employment is sooner terminated or subsequently extended as hereinafter provided. The Company and the Executive may agree to extend the period during which this agreement is in effect beyond the initial effective period upon the terms and conditions of this Agreement or upon other terms, but neither the Company nor the Executive is under any obligation to do so. The period during which this Agreement is in effect shall constitute the "Employment Period."

      4. Duties and Responsibilities.

            (a) Responsibilities. During the Employment Period, the Executive shall perform his duties and responsibilities fully and faithfully as President and Chief Scientific Officer, subject to the direction and supervision of the Chief Executive Officer ("CEO") and the Board and the terms and conditions of this Agreement. During such period, the Executive shall report solely to the CEO and the Board. Executive shall have the duties and responsibilities customarily assigned to the President and Chief Scientific Officer with such other duties not
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inconsistent therewith as may from time to time be assigned to the Executive by the CEO or the Board, and all employees of the Company who are involved in research and development shall report to the Executive, subject to the Board's ultimate control. During the Employment Period, the Executive shall perform all services and acts necessary or advisable to fulfill the duties and responsibilities that are commensurate and consistent with the Executive's position. Executive agrees he shall devote substantially his full business time and attention to, and exert his best efforts in, the performance of his duties hereunder, so as to promote the business and best interests of the Company and to comply with the Company's policies as in effect from time to time. Notwithstanding the foregoing, Executive may engage in ordinary and customary interactions with the scientific and academic communities, including writing and reviewing articles and grants, editing books and attending conferences.

            (b) Exclusivity. Executive shall devote substantially his full time to his duties hereunder and agrees that, during the Employment Period, except as otherwise provided in Section 4(a), the Executive shall not provide consulting services to, or become an employee of, any other firm, company, corporation, or person engaged in a business.

            (c) Location. The Executive's principal place of business shall be in Cambridge, Massachusetts, within thirty (30) miles there from ("Cambridge Area") or within ten miles east of Worcester, MA, although travel could be part of Executive's responsibilities. Executive shall perform services for the Company in the Cambridge Area and at such other locations where Executive's services might be required to be performed from time to time. Notwithstanding the preceding sentence, Executive shall not be required to perform services at a location other than the Cambridge Area for a period in excess of thirty (30) consecutive days without the Executive's prior written consent, except in the event of a change in location of the headquarters of the Company to a site within the continental United States following a Change of Control.

      5. Compensation. For all services rendered by Executive pursuant to this Agreement, the Company shall pay Executive, and Executive agrees to accept, the salary, stock options, bonuses, and other benefits described below in this
Section 5.

            (a) Base Salary. During the Employment Period, the Company shall pay Executive an annual base salary of $ 360,000.00 ("Base Salary") and such Base Salary shall be payable at periodic intervals in accordance with the Company's payroll practices for salaried employees. In accordance with Section 5(c), below, the amount of Base Salary shall be reviewed and approved, if applicable, by the Board on at least an annual basis, and any increases in the amount of Base Salary


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shall be effective as of the date determined by the Board. Executive's Base
Salary may be increased for any reason, including to reflect inflation or such other adjustments as the Board may deem appropriate; provided, however, that Executive's Base Salary, as in effect on the date hereof or as increased in accordance with the terms of this Agreement, may not be subsequently decreased, except with the prior written consent of the Executive.

            (b) Bonus. In addition to Base Salary and stock options, and to the extent a bonus program is established by the Board, the Executive shall receive, for each fiscal year of the Company ending with or within the Employment Period, an annual bonus ("Bonus") whether pursuant to a formal bonus or incentive plan or program of the Company or otherwise. Subject to this Section 5(b) and Section 5(c), below, such Bonus shall be based on criteria determined by the Board, in its discretion. Any Bonus earned by the Executive for service or performance rendered in any fiscal year within the Employment Period shall be paid to the Executive in accordance with the applicable plan or program and the Company's policies governing such matters. In the event of Executive's termination of employment because of the Executive's death or Disability during the Employment Period, the Company shall pay to Executive or Executive's estate, as applicable, the pro rata portion of the Bonus that Executive would have earned in respect of the portion of the year preceding Executive's death or commencement of Disability.

            (c) Annual Compensation Review. Executive's compensation, consisting of salary, stock option grants and bonuses, shall be reviewed annually by the Board.

            (d) Medical, Dental and Other Healthcare Benefits. During the Employment Period, Executive shall be eligible to participate in and receive benefits under the Company's medical, dental, or other healthcare plans, as in effect from time to time, that are available to officers or employees of the Company.

            (e) Retirement Plan Benefits. Executive shall be entitled to participate in the Company's tax-qualified and nonqualified retirement plans, as in effect from time to time, that are available to officers and employees of the Company and shall be entitled to receive the benefit of contributions to be made, if any, by the Company for the benefit of Executive under the terms of the applicable tax-qualified or nonqualified retirement plan.

            (f) Incentive Plans. During the Employment Period, Executive shall be eligible to receive all benefits, including those under equity participation or bonus programs, to which key employees are or


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become eligible under such plans or programs as may be established by the
Company from time to time.

            (g) Other Benefits. During the Employment Period, Executive shall be entitled to participate in the benefit and fringe benefit programs afforded by the Company to its executives from time to time; provided, however, that the Company shall be required to pay or contribute to such programs in respect of Executive for any calendar year of the Company an amount (the "Benefits Amount") equal to the lesser of (i) 20% of Executive's annual base salary for such calendar year or (ii) $50,000. The Benefits Amount shall not include contributions made by the Company to FICA or FUTA or similar legally required payments, expense reimbursements, vacation or any equity incentives granted to Executive. If the Company, after providing a reasonably comprehensive benefit and fringe benefit program for Executive, fails to spend for a calendar year the entire Benefits Amount for such calendar year, the entire unspent Benefits Amount shall be paid to Executive in cash within 60 days after the end of such calendar year. Executive shall be entitled to paid vacation in accordance with the Company's standard vacation policies in effect from time to time (such policies as in effect on the date hereof providing that Executive is entitled to six weeks paid vacation per calendar year based on his years of service to date).

      6. [INTENTIONALLY LEFT BLANK]

      7. Termination of Employment. The remedies described in this Section 7 are the exclusive remedies of the parties in connection with the termination of Executive's employment under this Agreement

            (a) If the Executive's employment with the Company terminates for any reason, except in connection with a Change of Control as provided for in
Section 7(b), below, then the Executive or his beneficiary, as applicable, shall be entitled to receive the following severance benefits:

                  (i) Death. In the event Executive's employment hereunder is terminated by reason of Executive's death, the Company shall pay Executive's designated beneficiary or beneficiaries any Accrued Obligations; provided that such amount shall be paid in a lump sum cash payment within thirty (30) days after the Company's receipt of notification of Executive's death. Additionally, any stock options previously granted to the Executive by the Company and held by the Executive on the date of his death shall vest as of such date to the extent such options would have vested (had Executive's employment not been terminated) during the portion of the Employment Period that ends on the last day of the twenty fourth (24th) month following the date on which Executive's death occurred, and notwithstanding any provisions to the


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contrary contained in the stock option agreements, Executive shall be permitted to exercise such stock options until the two year anniversary of death.

                  (ii) Disability. If Executive is unable to perform substantially all of his duties hereunder due to a Disability and the Executive does not return to the full-time performance of the Executive's duties within thirty (30) days after written notice to return from the Company, the Executive's employment under this Agreement may be terminated by the Company for Disability. Such termination shall be effective on the 30th day following the written notice or such later date as may be specified in the notice (the "Disability Termination Date"). If Executive's employment hereunder is terminated due to Disability, the Company shall pay Executive any Accrued Obligations (such payment to be made within thirty (30) days after the Disability Termination Date in the form of a lump sum cash payment). Additionally, any stock options previously granted to the Executive by the Company and held by the Executive on the Disability Termination Date shall vest as of such date to the extent such options would have vested (had the Executive's employment not been terminated) during that portion of the Employment Period that ends on the last day of the twenty fourth (24th) month following such date, and notwithstanding any provisions to the contrary contained in the stock option agreements, Executive shall be permitted to exercise such stock options until the two year anniversary of the Disability Termination Date.

                  (iii) Termination by the Company for Cause. The Company may terminate Executive's employment under this Agreement for Cause at any time. If Executive's employment hereunder is terminated by the Company for Cause, the Company shall pay Executive any Accrued Obligations, provided that such amount shall be paid in a lump sum cash payment within thirty (30) days after such termination date. Executive shall remain subject to the provisions of this Agreement that, by their terms, survive the termination of the Executive's employment with the Company. All options which are unvested on the date of termination shall expire and terminate on that date and, notwithstanding any provisions to the contrary contained in the stock option agreements, Executive shall be permitted to exercise any vested stock options until the one year anniversary of such termination date. All vested options which remain unexercised after the one year anniversary of such termination date shall expire and terminate.

                  (iv) Termination by the Company Other than for Death, Disability or Cause. The Company may, at its option and with thirty (30) days' written notice, terminate the Executive's employment under this Agreement without Cause at any time. If the Executive's


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employment is terminated by the Company other than on account of Executive's death, Disability, or for Cause, then, the Company shall pay Executive (A) the lesser of (I) Executive's Base Salary for the twenty-four (24) consecutive calendar months following the termination of Executive's employment (such payments to be made under the Company's payroll practices applicable to salaried executives) and (II) an amount equal to Executive's Base Salary for the period from the time of termination until April 1, 2007, and (B) any Accrued Obligations (such payment to be made within thirty (30) days after Executive's termination date in the form of a lump sum cash payment). Additionally, any stock options previously granted to the Executive by the Company and held by the Executive on the date of termination shall vest as of such date to the extent such option would have vested during the following thirty-six months (or portion thereof) remaining in the Employment Period had Executive's employment not been terminated, and notwithstanding any provisions to the contrary contained in the stock option agreements, Executive shall be permitted to exercise such stock options until the two year anniversary of such date. For this purpose, Executive's Base Salary shall be his Base Salary in effect immediately before his employment terminated and the Employment Period shall be the Employment Period in effect immediately before his termination date.

                  (v) Termination by the Executive for Good Reason. Executive may, for Good Reason, terminate this Agreement upon thirty (30) days' written notice to the Company. If the Executive's employment is terminated by the Executive for Good Reason, then the Company shall pay the Executive (A) the lesser of (I) Executive's Base Salary for the twenty-four (24) consecutive calendar months following the termination of Executive's employment (such payments to be made under the Company's payroll practices applicable to salaried executives) and (II) an amount equal to Executive's Base Salary for the period from the time of termination until April 1, 2007, and (B) any Accrued Obligations incurred through the date of such termination (such payment to be made within thirty (30) days after such termination in the form of a lump sum cash payment). Additionally, any stock options previously granted to the Executive by the Company and held by the Executive on the date of termination shall vest as of such date to the extent such option would have vested during the following thirty-six months (or portion thereof) remaining in the Employment Period had Executive's employment not been terminated, and notwithstanding any provisions to the contrary contained in the stock option agreements, Executive shall be permitted to exercise such stock options until the two year anniversary of such date. For this purpose, Executive's Base Salary shall be his Base Salary in effect immediately before his employment terminated and the Employment Period shall be the Employment Period in effect immediately before his termination date.


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                  (vi) Voluntary Termination by the Executive. Executive may,
without Good Reason, terminate this Agreement upon thirty (30) days' written notice to the Company. If the Executive's employment is terminated by the Executive without Good Reason, the Company shall pay Executive any Accrued Obligations, provided that such amount shall be paid in a lump sum cash payment within thirty (30) days after such termination date. All options which remain unvested on the termination date shall expire and terminate as of that date and, and notwithstanding any provisions to the contrary contained in the stock option agreements, Executive shall be permitted to exercise all vested stock options until the one year anniversary of such termination date. All vested options which remain unexercised after the one year anniversary of such termination date shall expire and terminate.

                  (vii) Continuation of Coverage.

                        (A) If Executive's employment with the Company is terminated under circumstances to which the provisions of Section 7(a)(iv),
Section 7(a)(v), Section 7(b)(iii) or Section 7(b)(vi) apply, the Company shall, for the period during which the Company continues to pay Executive an amount equal to his Base Salary and at its sole cost and expense, provide Executive and his eligible dependents (if any) with healthcare, disability, and life insurance benefits substantially similar to those benefits the Executive and his eligible dependents (if any) were receiving immediately prior to the Executive's termination of employment; provided, however,

                              (1)   the Company shall not be required to provide
medical coverage to the extent another employer provides comparable coverage,

                              (2)   with respect to death and disability
coverage, the Company shall not be required to provide coverage to the extent another employer provides comparable coverage; and shall pay the cost of supplemental coverage if a new employer provides less than comparable coverage, to allow the Executive to purchase coverage to make total coverage comparable, and

                              (3)   that the coverage provided by the Company
pursuant to this subsection 7(a)(vii)(A) shall be in lieu of any other continued coverage for which the Executive or his dependents, if any, would otherwise be eligible pursuant to COBRA.

                        (B) If the Executive's employment with the Company is terminated under circumstances to which the provisions of Section 7(a)(iv),
Section 7(a)(v), Section 7(b)(ii), Section 7(b)(iii) and


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Section 7(b)(vi) do not apply, Executive (and his dependents, if any) shall be permitted to continue to participate in the Company's benefit plans, programs, or arrangements to the extent the Company is required by law, including Part 6 of Title I of the Employee Retirement Income Security Act of 1974, as amended ("COBRA"), to offer such coverage.

                  (viii) No Offset. Any compensation derived by the Executive from any subsequent employment or self-employment shall not be offset against or reduce any amounts to which the Executive is entitled under this Agreement.

            (b) Termination After a Change of Control. If Executive's employment with the Company is terminated after the effective date of a Change of Control, Executive shall be entitled to receive severance benefits as follows:

                  (i) Parachute Payments. If all or any portion of the amounts payable to the Executive under this Agreement or otherwise are subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended ("Code") or a similar state tax or assessment, the Company shall pay to the Executive an amount necessary to place the Executive in the same after-tax position as Executive would have been had no such excise tax or assessment been imposed. The amount payable pursuant to the preceding sentence shall be increased to the extent necessary to pay income and excise taxes on such amount. The determination of any amounts payable under this Section 7(b)(i) shall be made by an independent accounting firm employed by the Company and such determination shall be final, binding and conclusion on the parties hereto.

                  (ii) Voluntary Resignation. If Executive's employment with the Company is terminated by the Executive by reason of his voluntary resignation within thirty (30) days after the anniversary date of the effective date of a Change in Control, the Company shall pay or otherwise provide to the Executive the following severance benefits:

                        (A) a lump sum cash payment in an amount equal to the lesser of two (2) times the Executive's current Base Salary at the time of termination, or the Executive's current Base Salary at the time of termination multiplied by the aggregate number of years (or any portion thereof, calculated on a daily basis) remaining in the Employment Period had the Executive's employment not been terminated, provided that such amount shall be paid to the Executive within ten (10) days after the date of termination;

                        (B) until the earlier of the date the Employment Period would otherwise have terminated had Executive's employment not


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been terminated, or the expiration of the twenty-four (24) month period measured from the date of the Executive's termination of employment, the Company shall, at its sole cost and expense provide Executive and his eligible dependents (if any) with healthcare, disability, and life insurance benefits substantially similar to those benefits the Executive and his eligible dependents (if any) were receiving immediately prior to the Executive's termination of employment; provided, however,

                              (1)   the Company shall not be required to provide
medical coverage to the extent another employer provides comparable coverage,

                              (2)   with respect to death and disability
coverage, the Company shall not be required to provide coverage to the extent another employer provides comparable coverage; and shall pay the cost of supplemental coverage if a new employer provides less than comparable coverage, to allow the Executive to purchase coverage to make total coverage comparable, and

                              (3)   that the coverage provided by the Company
pursuant to this subsection 7(b)(ii)(B) shall be in lieu of any other continued coverage for which the Executive or his dependents, if any, would otherwise be eligible pursuant to COBRA; and

                        (C) notwithstanding any provisions to the contrary contained in the stock option agreements, Executive shall be permitted to exercise all vested stock options until the one year anniversary of the date of the Executive's termination of employment.

                  (iii) Termination by the Executive for Good Reason. If, after the effective date of a Change of Control, Executive terminates his employment with the Company for Good Reason, the Company shall pay or otherwise provide to the Executive the severance benefits described in Section 7(a)(v) hereof.

                  (iv) Termination by Reason of Death. If, after the effective date of a Change of Control, Executive's employment with the Company is terminated by reason of Executive's death, the Company shall pay or otherwise provide to Executive's designated beneficiary or beneficiaries the severance benefits described in Section 7(a)(i) hereof.

                  (v) Termination by Reason of Disability. If, after the effective date of a Change of Control, Executive's employment with the Company is terminated by the Company by reason of Disability as described in Section 7(a)(ii) hereof, the Company shall pay or otherwise provide to Executive the severance benefits described in that section.


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                  (vi) Termination by the Company Other Than for Death,
Disability or Cause. If, after the effective date of a Change of Control, Executive's employment with the Company is terminated by the Company other than for Death, Disability, or Cause, the Company shall pay or otherwise provide to the Executive the severance benefits described in Section 7(a)(iv) hereof.

                  (vii) Termination by the Company for Cause. If, after the effective date of a Change of Control, Executive's employment with the Company is terminated by the Company for Cause, the Company shall pay Executive the amounts described in Section 7(a)(iii) hereof.

                  (viii) Voluntary Termination by Executive. If, after the effective date of a Change of Control, Executive voluntarily terminates his employment with the Company under circumstances to which section 7(b) (ii) does not apply, the Company shall pay Executive the amounts described in Section 7(a)(vi).

                  Acceleration of Vesting. Any provisions of this Agreement regarding vesting of stock options notwithstanding, the vesting of all Previously Granted Stock Options shall be accelerated as described below upon the occurrence of the following events:

                         Creeping Tender.  In the event of a Creeping Tender,
the unvested portion of the Previously Granted Stock Options shall become fully vested and nonforfeitable as of the date that is ten business days before the effective date of the Creeping Tender.

                         Acquisition Event.  Upon the execution by the Company
of an agreement to effect an Acquisition Event that is not a Creeping Tender, the unvested portion of the Previously Granted Stock Options shall become fully vested and nonforfeitable upon the occurrence of the Acquisition Event or as of such earlier date as may be specified by the Board by written notice to the Executive and the Board may take one or both of the following actions with respect to the Previously Granted Stock Options: (I) provide that the Previously Granted Stock Options shall be assumed, or equivalent stock options be substituted by the acquiring or succeeding corporation (or an affiliate thereof), or (II) upon written notice to the Executive, provide that all then unexercised Previously Granted Stock Options will terminate to the extent not exercised by the Executive prior to the consummation of such Acquisition Event or such earlier date as may be specified by the Board by written notice to the Executive.

                        IP Divestiture. Upon an IP Divestiture, the option to purchase shares of the Company's common stock at $0.825 per


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share granted to Executive on July 25, 2001 shall immediately vest with respect to 500,000 shares.

                  (ix) Amendments to Stock Option Agreements. The Company and the Executive agree promptly to take such steps to amend the Previously Granted Stock Options to the extent necessary to reflect the provisions of this Section 7.

      8. Proprietary Information; Company Documents and Materials.

            (a) Proprietary Information. Executive acknowledges that during the Employment Period, Executive will occupy a position of trust and confidence with respect to Proprietary Information of the Company. Executive understands that he possesses or will possess Proprietary Information that is important to the Company's business and operation. Executive acknowledges that such Proprietary Information is specialized, unique in nature and of great value to the Company and its Affiliates, and that such information gives the Company and its Affiliates a competitive advantage. Executive acknowledges that all Proprietary Information is and shall remain the sole property of the Company or any of its Affiliates. Executive shall not disclose to others or use, whether directly or indirectly, any Proprietary Information, or anything relating to such information, regarding the Company or any of its Affiliates; provided, however that Executive's obligations under this Section 8 shall not apply to any information that (i) is or becomes known to the general public under circumstances involving no breach by Executive of the terms of this Section 8,
(ii) is generally disclosed to third parties by the Company without restriction on such third parties, (iii) is approved for release by written authorization of the Board of Directors or an authorized employee of the Company, (iv) is communicated to Executive by a third party under no duty of confidentiality with respect to such information to the Company or another party, or (v) is required to be disclosed by Executive to comply with applicable laws, governmental regulations, or court order, provided that Executive provides prior written notice of such disclosure to the Company and an opportunity for the Company to object to such disclosure and further provided that Executive cooperates with the Company and takes reasonable and lawful actions requested by the Company (the out-of-pocket costs of which shall be paid by the Company) to avoid and/or minimize the extent of such disclosure.

            (b) Company Documents and Materials. Executive agrees that during Executive's employment by the Company, Executive will not remove any Company documents or materials, including Proprietary Information, from the business premises of the Company or deliver any such Company documents or materials to any person or entity outside the Company, except as Executive is required to do in connection with


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performing the duties of Executive's employment. Executive agrees that, immediately upon the termination of Executive's employment by Executive or by the Company for any reason, or during Executive's employment if so requested by the Company, Executive will return all Company documents and materials, computer tapes and disks, records, lists, data, drawings, prints, notes and written information, apparatus, equipment and other physical property, or any reproduction of such property, excepting only (i) Executive's personal copies of records relating to Executive's compensation; (ii) Executive's personal copies of any materials previously distributed generally to stockholders of the Company; and (iii) Executive's copy of this Agreement. Provided that the Company has copies and the matters covered therein do not contain Proprietary Information, Executive may keep copies of correspondence or publications relating to scientific or academic matters.

      9. Non-solicitation and Non-competition.

            (a) Non-solicitation. Executive agrees that during his employment with the Company and for a period of one (1) year following the termination of his employment with the Company, the Executive shall not hire, attempt to hire, or assist in or facilitate in any way the hiring of any person who, at the time of any such action by the Executive, is an employee of the Company (or any of its Affiliates).

            (b) Non-competition. Executive agrees that if his employment with the Company is terminated for any reason, including upon the expiration of the Employment Period, for a period of one (1) year from the date of such termination of employment, the Executive shall not, directly or indirectly, own, manage, operate, control, be employed by, participate in, or be connected in any manner with the ownership, management, operation or control of any company, or any subsidiary or division of a company, more than 50% of whose annual revenues, annual research and development expense (including the cost of research and laboratory personnel) or income is attributable to the business of developing, marketing or selling antisense therapeutics or oligonucleotide-based immunostimulatory/immunoregulatory therapeutics or oligonucleotide-based diagnostics.

      10. Assignment of Rights. All inventions, discoveries, computer programs, data, technology, designs, innovations and improvements (whether or not patentable and whether or not copyrightable) related to the business of the Company which are made, conceived, reduced to practice, created, written, designed or developed by the Executive, solely or jointly with others and whether during normal business hours or otherwise, during his employment by the Company pursuant to this Agreement ("Inventions") shall be the sole property of the Company. The Executive hereby assigns to the Company all such Inventions and any


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and all related patents, copyrights, trademarks, trade names, and other industrial and intellectual property rights and applications therefor, in the United States and elsewhere and appoints any officer of the Company as his duly authorized attorney, but without any out-of-pocket expenses to the Executive, to executive, file, prosecute and protect the same before any government agency, court or authority. The Executive hereby waives all claims to moral rights in any Invention. Upon the request of the Company and at the Company's expense, the Executive shall execute such further assignments, documents and other instruments as may be necessary or desirable to fully and completely assign all such Inventions to the Company and to assist the Company in applying for, obtaining and enforcing patents or copyrights or other rights in the United States and in any foreign county with respect to any such Invention. The Executive shall promptly disclose to the Company all such Inventions and will maintain adequate and current written records (in the form of notes, sketches, drawings and as may be reasonably specified by the Company) to document the conception and/or first actual reduction to practice of any such Invention. Such written records shall be available to and remain the sole property of the Company at all times. Executive shall, upon the Company's request, whether during or after the Employment Period, promptly execute and deliver to the Company all such assignments, certificates and instruments, and shall promptly perform such other acts, as the Company may from time to time in its discretion deem necessary or desirable to evidence, establish, maintain, perfect, enforce or defend the Company's rights in the inventions. These services (the "IP Services"), shall be rendered by the Executive without additional compensation during the Employment Period, the Compliance Period (as defined below) and at any time when the Company is paying the Executive his Base Salary pursuant to Sections 7(a)((iv), 7(a)(v), 7(b)((iii) or 7(b)(vi) (payments made pursuant to such sections, the "Severance Payments"). The Executive shall otherwise render the IP Services at the rate of compensation provided in the last sentence of this paragraph. Upon termination of the Executive's employment, whether pursuant to the termination of this Agreement upon completion of its five-year term or otherwise, the Company shall be obligated to pay Executive the sum of $30,000 per month for a period (the "Compliance Period"), equal to twelve months minus the number of months, if any, during which the Company makes Severance Payments to the Executive, but only for as long as the Executive complies with the reasonable requests which the Company may make for IP Services. The Compliance Period shall begin after all Severance Payments, if any, have been made. In addition, the Executive agrees, from time to time, and for as long as reasonably required, to make himself available on a consulting basis to assist the Company in the prosecution of patent applications or other filings or proceedings before the Office of Patents and Trademarks and to advise with respect to issues arising in the licensing of the Company's patents and the pursuit or defense of infringement claims. The Company's requests under the preceding sentence shall be made upon reasonable notice to Executive and the Company shall pay the Executive for such services at the hourly rate of $200 per hour plus reasonable expenses.

      11. Publications. Following the expiration or termination of the Employment Period, Executive will have a continuing right, on the terms and conditions set forth in this Section 11, to disclose in scientific journals or publications or in presentations at scientific conferences the results of any research performed by Executive while employed by the Company. Executive will provide the Company with an advance copy of any proposed publication or presentation before submission of such advance copy to any publisher or before the intended date of presentation, as the case may be. If the Company informs Executive, within 30 days of receipt of such advance copy, that such publication or presentation would have an adverse effect on the confidentiality of any confidential information of the Company or on the ability of the Company to obtain, enforce or maintain any intellectual property rights in any proprietary information of the Company, Executive will delay or prevent such publication or presentation as proposed. Executive will incorporate in such proposed publication or presentation prior to its submission such changes, including without limitation deletions, as the Company believes are necessary to preserve the confidentiality of any confidential information, and Executive will delay such proposed publication or presentation until such time as the Company has filed a U.S. patent application covering any proprietary information.

      12. Successors. Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) or to all or substantially all of the Company's business and/or assets shall assume the obligations under this Agreement and shall perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. The Company may assign this Agreement without the Executive's consent to any company that acquires all or substantially all of the Company's stock or assets. Executive may not assign this Agreement and no person other than the Executive (or his estate) may assert the Executive's rights under this Agreement.

      13. Notice. All notices, requests, consents and other communications hereunder ("Notices") to any party shall be contained in a written instrument addressed to such party at the address set forth below or such other address as may hereafter be designated in writing by the addressee to the addressor listing all parties and shall be deemed given (a) when delivered in person or duly sent by fax showing confirmation of receipt, (b) three days after being duly sent by first class mail postage prepaid, or (c) two days after being duly sent by DHL, Federal Express or other recognized express courier service:

            (a)   if to the Company, to:

            Hybridon, Inc.
            345 Vassar Street
            Cambridge, MA 02139
            fax: (617) 679-5582

            (b)   if to the Executive, to:

      14. Company Plans. Except to the extent otherwise explicitly provided by this Agreement, any awards made to the Executive under any Company compensation or benefit plan, program, or arrangement shall be governed by the terms of that plan, program, or arrangement and any applicable award agreement thereunder, as in effect from time to time. Notwithstanding the preceding sentence, Executive shall not be entitled to participate in any Company compensation or benefit plan, program or arrangement that is established after his employment with the Company terminates, and except as specifically provided in this Agreement, Executive shall not be entitled to any additional grants or awards under any Company compensation or benefit plan, program, or arrangement after his employment with the Company terminates.

      15.   Miscellaneous Provisions.

            (a) Entire Agreement. This Agreement constitutes the entire agreement between the parties and terminates and supersedes any and all prior agreements and understandings (whether written or oral) between the parties with respect to the subject matter of this Agreement. Executive acknowledges and agrees that neither the Company, nor anyone acting on its behalf has made, and in executing this Agreement Executive has not relied upon, any representations, promises, or inducements except to the extent the same is expressly set forth herein.

            (b) Waiver. No provision of this Agreement shall be modified, waived, or discharged unless the modification, waiver, or discharge is agreed to in writing and signed by Executive and by an authorized officer or representative of the Company (other than Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at a preceding or subsequent time.

            (c) Capacity. The Executive represents and warrants to the Company that he is not now under any obligation, of a contractual nature or otherwise, to any person, firm, corporation, association or other entity that is inconsistent, or in conflict, with this Agreement or which would prevent, limit or impair in any way the performance by Executive of his obligations hereunder.

            (d) Consulting. Executive and the Company may, but are not required to, enter into an agreement pursuant to which Executive will provide consulting services to the Company after the date of Executive's retirement or termination of employment with the Company. Any consulting fees paid to the Executive will be in addition to any retirement or severance payments the Executive is entitled to receive from the Company or under any plans, programs, or arrangements maintained by the Company.

            (e) Severability. In the event that a court of competent jurisdiction determines that any portion of this Agreement is in violation of any law or public policy, only the portion of this Agreement that violates such law or public policy shall be stricken. All portions of this Agreement that do not violate any statute or public policy shall continue in full force and effect. Further, any court order striking any portion of this Agreement shall modify the stricken terms as narrowly as possible to give effect to the intentions of the parties to this Agreement, as expressed herein.

            (f) Survival of Provisions. The obligations contained in Sections 8, 9, 10 and 11 above shall survive the termination or expiration of the Employment Period or this Agreement, as applicable, and shall be fully enforceable thereafter in accordance with the terms of this Agreement.

            (g) Withholding. The Executive acknowledges that salary and all other compensation payable under this Agreement shall be subject to withholding for income and other applicable taxes to the extent required by law, as determined by the Company in its sole discretion.

            (h) Headings. The headings or other captions contained in this Agreement are for convenience of reference only and shall not be used in interpreting, construing or enforcing any of the provisions of this Agreement.

            (i) Governing Law. This Agreement shall be governed by the laws of the State of Massachusetts without giving effect to any conflict of law rules that would require the application of the laws of any jurisdiction other than the internal laws of the State of Massachusetts to the rights and duties of the parties, except to the extent the laws of the State of Massachusetts are preempted by federal law.

            (j) Terms. Where appropriate in this Agreement, words used in the singular shall include the plural, and words used in the masculine shall include the feminine or neuter.

            (k) Legal Fees. The Company shall pay or reimburse to the Executive an amount equal to reasonable fees for legal representation incurred by the Executive in connection with the preparation of this Agreement and the amendment of existing options agreements in an amount not to exceed $6,000.

            (l) Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one agreement binding on the parties hereto.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date first mentioned above.

HYBRIDON, INC.                      EXECUTIVE


BY:   /s/ James B. Wyngaarden       BY:   /s/ Sudhir Agrawal
      -----------------------             ---------------------------------
                                          Sudhir Agrawal

TITLE: Chairman                     DATE: April 1, 2002
      -----------------------             ---------------------------------

DATE:  April 1, 2002
      -----------------------

                                   APPENDIX A

                                   DEFINITIONS

      ACCRUED OBLIGATIONS. "Accrued Obligations" shall mean the sum of (i) any portion of Executive's Bonus accrued as of the date of termination of the Executive's employment for any reason, including by reason of his death, which has not yet been paid, and (ii) reimbursement of any reimbursable expense incurred by the Executive through the date of termination of employment.

      ACQUISITION EVENT means

                  (i) any merger or consolidation which results in the voting securities of the Company outstanding immediately prior thereto representing (either by remaining outstanding or by being converted into voting securities of the surviving or acquiring entity) less than 60% of the combined voting power of the voting securities of the Company or such surviving or acquiring entity outstanding immediately after such merger or consolidation;

                  (ii) any sale of all or substantially all of the assets of the Company;

                  (iii) the complete liquidation of the Company; or

                  (iv) the acquisition of "beneficial ownership" (as defined in Rule 13d-3 under the Exchange Act) of securities of the Company representing 50% or more of the combined voting power of the Company's then outstanding securities (other than through a merger or consolidation or an acquisition of securities directly from the Company) by any "person," as such term is used in Sections 13(d) and 14(d) of the Exchange Act, other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportion as their ownership of stock of the Company (an event specified in this clause (iv) being referred to as a "Creeping Tender").

      AFFILIATE. "Affiliate" shall mean any person or entity which directly or indirectly controls, is controlled by or is under common control with the Company, including any entity directly or indirectly controlled by the Company through the Company's ownership of fifty percent (50%) or more of the voting interests of such entity.

      CAUSE. "Cause" shall mean Executive's (i) material breach of any material terms of the Agreement, (ii) plea of guilty or nolo contendre to, or conviction of, the commission of a felony offense, (iii) repeated unexplained or unjustified absence, or refusals to carry out the lawful directions of the Board or (iv) material breach of a fiduciary duty owed to the Company under this Agreement, provided that any action or inaction described by (i), (iii) or (iv), above, shall not be the basis of a termination of the Executive's employment with the Company for "Cause" unless the Company provided the Executive with at least twenty (20) days advance written notice specifying in reasonable detail the conduct in need of being cured and such conduct was not cured within the notice period.

      CHANGE OF CONTROL. "Change of Control" shall mean the occurrence of any of the following events:

      (i) a change in the composition of the Board over a period of thirty-six
(36) consecutive months or less such that a majority of the members of the Board ceases to be comprised of individuals who are Continuing Members; for such purpose, a "Continuing Member" shall mean an individual who is a member of the Board on the date of this Agreement and any successor of a Continuing Member who is elected to the Board or nominated for election by action of a majority of Continuing Members then serving on the Board; or

      (ii)  the consummation of an Acquisition Event other than an IP
Divestiture.

      DISABILITY. "Disability" shall mean the inability of the Executive to perform all the material duties of Executive's position for a continuous period of at least ninety (90) days due to a permanent physical or mental impairment, as determined and certified by a physician selected by the Executive and with the concurrence of a physician selected by the Company, provided that if the physician selected by the Executive and the physician selected by the Company do not agree regarding the determination and certification, a determination and certification rendered by an independent physician mutually agreed upon by the Executive and the Company shall be final and binding on the parties with respect to this Agreement.

      GOOD REASON. "Good Reason" shall mean the occurrence of one or more of the following: (i) any action by the Company which results in a material diminution of Executive's position, title, annual base salary, authority, duties or responsibilities or reporting structure; (ii) any material breach of this Agreement by the Company which is not remedied by the Company within thirty (30) days after receipt by the Company of notice thereof given by Executive specifying in reasonable detail the alleged breach; (iii) failure to elect Executive to serve on the Board during the Employment Period; or (iv) relocation of the Company's headquarters outside the Cambridge Area or 10 miles east of the

Worcester area, except in the event of a change in the location of the headquarters of the Company to a site within the continental United States following a Change of Control.

      IP DIVESTITURE. "IP Divestiture" shall mean a sale or licensing by the Company of all or substantially all of its assets (including patents, patent applications and know-how) relating to any one of its technology platforms.

      PROPRIETARY INFORMATION. "Proprietary Information" shall mean information that was developed, created, or discovered by or on behalf of the Company, or which became or will become known by, or was or is conveyed to the Company; including, but not limited to, trade secrets, designs, technology, know-how, processes, data, ideas, techniques, inventions (whether patentable or not), works of authorship, formulae, business and development plans, client or customer lists, software programs and subroutines, source and object code, algorithms, terms of compensation and performance levels of Company employees, information about the Company or any of its Affiliates, and their clients and customers that is not disclosed by the Company or any of its Affiliates for financial reporting purposes and that was learned by the Executive in the course of employment by the Company or any of its Affiliates, other information concerning the Company's actual or anticipated business, research or development, or which is received in confidence by or for the Company from any other person, and all papers, resumes, and records (including electronic or computer-generated records) of the documents containing such Proprietary Information. Proprietary Information shall not include information that is publicly available or available through third party sources so long as it has not become available through a breach of this Agreement by Executive.

      PREVIOUSLY GRANTED STOCK OPTIONS. "Previously Granted Stock Options" shall mean options granted to Executive during the period commencing with his 1997 Employment Agreement.